Exhibit 99.1

G&L

REALTY CORP.

NEWS

RELEASE:	CONTACT:
Immediate	David Hamer 310-273-9930
E-mail: dhamer@glrealty.com

G&L REALTY CORP. ANNOUNCES ITS BOARD OF DIRECTORS HAVE ADOPTED A PLAN OF LIQUIDATION AND APPROVED THE REDEMPTION OF ITS PREFERRED STOCK

BEVERLY HILLS, California, May 4, 2006. G&L Realty Corp. (NYSE: GLRPRA and GLRPRB) announced today that its Board of Directors and common stockholders have adopted a plan for the complete liquidation and dissolution of the Company. Incident to, and conditioned upon the completion of that liquidation and dissolution, the Board of Directors has also approved the redemption of the Company’s 10.25% Series A Preferred Stock, par value $.01 per share, and the Company’s 9.8% Series B Preferred Stock, par value $.01 per share.

It is anticipated that the business of the Company will continue after the liquidation and dissolution, under a new limited liability company, recently formed by the Company’s common stockholders, Daniel M. Gottlieb and Steven D. Lebowitz. This new company will continue to do business under the G&L name. Messrs. Gottlieb and Lebowitz have advised the Board that, in their view, the costs and expense of maintaining the Company as a publicly traded company in the era of Sarbanes-Oxley regulation outweigh the benefits to the Company of continuing as a public company. Accordingly, they believe that it would be in the best interests of the Company’s common stockholders, for the business to be continued under private ownership.

It is currently anticipated that the liquidation and dissolution will be completed and that holders of the Company’s Preferred Stock will receive their redemption proceeds in mid-June. However, as the completion of the liquidation is subject to various contingencies (including the closing of certain funding needed to provide the liquidity necessary to redeem the Preferred Stock), no assurances can be given that the liquidation and dissolution will be completed by this or any other date. Messrs. Gottlieb and Lebowitz, however, have advised the Board that they have a very high degree of confidence that the liquidation and dissolution will be completed by the end of June.

The Company has filed a copy of its Plan of Complete Liquidation and Dissolution with the Securities and Exchange Commission as an exhibit to its Current Report on Form 8-K dated May 4, 2006.

G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust currently specializing in the development, ownership, leasing and management of medical office buildings.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “will,” “anticipate,” “contemplate” and “intend.” These statements represent the Company’s judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, include, but are not limited to, changes in the economy generally and in the level of interest rates specifically, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing in the securities market and governmental policies and regulations.

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G&L Realty Corp.

Corporate Headquarters:

439 North Bedford Drive, Beverly Hills, California 90210

Tel: 310-273-9930 Fax: 310-248-2222